Exhibit 3.1

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BYLAWS

OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

The Amended and Restated Bylaws (the “Bylaws”) of Central European Distribution Corporation, a Delaware corporation, are amended, effective October 23, 2012, as follows:

Section 2.1 of the Bylaws is amended to read in its entirety as follows:

“All meetings of the stockholders shall be held at such place as may be fixed from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.”

Section 3.1 of the Bylaws is amended to read in its entirety as follows:

“The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the Delaware General Corporation Law. The Board of Directors shall annually elect a Chairman of the Board from among its members . The Board of Directors shall also annually elect a Lead Director from among its members upon the nomination of a director to serve as Lead Director by a committee of the Board of Directors consisting of directors that (a) have not been appointed or designated by, or are affiliated with, Roust Trading Ltd. or its affiliates and (b) are not employed by the Corporation. The Board of Directors shall designate, when present, either the Chairman of the Board or the President to preside at its meetings, except when the Chairman of the Board is also serving as President, Chief Executive Officer or in another similar executive capacity at the Corporation, in which case the Board of Directors shall, when present, designate the Lead Director to preside at its meetings. If none of the Chairman of the Board, the President or the Lead Director is present, the Board of Directors may designate another officer or director to preside at such meeting. The Chairman of the Board and the President may be the same person. The Board of Directors may also annually elect one or more Vice Chairmen from among its members, with such duties as the Board of Directors shall from time to time prescribe. The Chairman of the Board shall retain his or her right to chair any meeting of the Board he or she may choose to call during any period during which the Chairman of the Board of Directors is also serving as Chief Executive Officer, President or in another similar executive capacity at the Corporation.”

Section 3.2 of the Bylaws is amended to read in its entirety as follows:

“The term “entire Board of Directors” as used herein shall mean the total number of directors constituting the entire Board of Directors irrespective of the number of directors then in office or vacancies. The total number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors passed by the affirmative vote of at least two-thirds of the directors then in office, provided, that such number shall be consistent with the minimum and maximum number of directors set forth in the Certificate of Incorporation. Directors shall be elected at annual meetings of the stockholders, except as provided in Section 3.3 hereof, and each director elected shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. Directors need not be stockholders. Unless and until Roust Trading Ltd. acquires a majority of the outstanding class or classes of stock of the Corporation entitled to elect directors, a majority of the then-serving directors shall consist of directors that have not been appointed or designated by, or are affiliated with, Roust Trading Ltd. or its affiliates, provided, that so long as the number of directors appointed or designated by Roust Trading Ltd does not exceed the number of directors that Roust Trading Ltd is entitled to appoint pursuant to Section 2.1 of the Governance Agreement, no director appointed or designated by, or are affiliated with, Roust Trading Ltd. or its affiliate shall be required to resign or vacate his or her position as a director to preserve such a majority.”

Section 3.3 of the Bylaws is amended to read in its entirety as follows:

“Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, whether or not a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by the sole remaining director so elected. Each director so chosen shall hold office until the next election, and until such director’s successor is elected and qualified, or until the director’s earlier resignation or removal. In the event that one or more directors resigns from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election, and until such director’s successor is elected and qualified, or until the director’s earlier resignation or removal, provided, that when the majority of then-serving directors includes directors that have been appointed or designated by, or are affiliated with, Roust Trading Ltd, such vacancy or vacancies shall be filled by a vote of the majority of then-serving directors that have not been appointed or designated by, or are affiliated with, Roust Trading Ltd.”

Section 3.4.2 of the Bylaws is amended to read in its entirety as follows:

“Special meetings of the Board may be called by the Chairman of the Board, the President or the Lead Director on one day’s notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), telegram or facsimile transmission. The notice need not describe the purpose of a special meeting.”

A new Section 3.9 of the Bylaws is inserted to read in its entirety as follows:

“Lead Director

The Lead Director serves to coordinate the activities of the non–employee directors and to perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Lead Director shall have the authority of the Chairman in the event the position of Chairman is vacant. If the Chairman is also serving as President, Chief Executive Officer or in another similar executive capacity for the Corporation, the Lead Director shall be required to consult with the Chairman of the Board in connection with setting the agenda for any meeting and shall have no ability to limit the authority of the Chairman of the Board, including the authority of the Chairman of the Board to call a meeting of the Board and set the agenda. The Chairman of the Board shall retain his or her right to set the agenda for and chair any meeting of the Board he or she may choose to call during any period.”

Section 4.2 of the Bylaws is amended to read in its entirety as follows:

“Subject to Section 3.1 of these bylaws, the Chairman of the Board shall (when present) preside at all meetings of the Board of Directors and stockholders and shall ensure that all orders and resolutions of the Board of Directors are carried into effect. ”

Section 4.3 of the Bylaws is amended to read in its entirety as follows:

“Subject to the authority of the Board of Directors, the Chief Executive Officer shall have such executive responsibility and authority for management of the business, affairs and operations of the Corporation as may be assigned to him or her by the Board of Directors, and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors.”

Section 4.4 of the Bylaws is amended to read in its entirety as follows:

“Subject to the authority of the Board of Directors, the President shall have such executive responsibility and authority for management of the business, affairs and operations of the Corporation as may be assigned to him or her by the Board of Directors, and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors.”